        Date=Grant Date

TO:            <@Name@>

FROM:        Alan S. Armstrong

SUBJECT:    2015 Non-Equity Incentive Award

You have been selected to receive a non-equity incentive award to be paid if the Company exceeds the goals, as established by the Committee, over the Performance Period. This award is subject to the terms and conditions of The Williams Companies, Inc. 2007 Incentive Plan, as amended and restated from time to time, and the 2015 Non-Equity Incentive Award Agreement (the “Agreement”).

This award is granted to you in recognition of your role as an employee whose responsibilities and performance are critical to the attainment of long-term goals. This award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

Subject to all of the terms of the Agreement, you will generally become entitled to payment of the award if you are an active employee of the Company on the Maturity Date and if performance measures set forth in the Agreement are certified for the Performance Period. The adjustment and termination provisions associated with this award are included in the Agreement.

If you have any questions about this award, you may contact Scott Graybill.

2015 NON-EQUITY INCENTIVE AWARD AGREEMENT

THIS 2015 NON-EQUITY INCENTIVE AWARD AGREEMENT (this “Agreement”), which contains the terms and conditions for the non-equity incentive award (“Award”), is by and between THE WILLIAMS COMPANIES, INC., a Delaware corporation (the “Company”), and the individual identified on the last page hereof (the “Participant”).

1.    Grant of Award. Subject to the terms and conditions of The Williams Companies, Inc. 2007 Incentive Plan, as amended and restated from time to time (the “Plan”), this Agreement, and the 2015 Award Letter, the Company hereby grants to the Participant an award (the “Award) of <@Amount@> effective <@GrDt+C@> (the “Effective Date”). The Award, which is subject to adjustment under the terms of this Agreement, gives the Participant the opportunity to earn the right to receive the amount shown in the prior sentence if the Target goal, as established by the Committee in its meeting held on <@MeetingDate@>, is achieved by the Company over the Performance Period. Until the Participant becomes vested in the Award under the terms of Paragraph 5, the Participant shall have no rights to the Award.

2.    Incorporation of Plan and Acceptance of Documents. The Plan is hereby incorporated herein by reference, and all capitalized terms used herein which are not defined in this Agreement shall have the meaning set forth in the Plan. The Participant acknowledges that he or she has received a copy of, or has online access to, the Plan, and hereby automatically accepts the Award subject to all the terms and provisions of the Plan and this Agreement.

3.    Committee Decisions and Interpretations; Committee Discretion. The Participant hereby agrees to accept as binding, conclusive and final all actions, decisions and/or interpretations of the Committee, its delegates, or agents, upon any questions or other matters arising under the Plan or this Agreement.

4.    Performance Measures; Amount of Award Payable to the Participant.

(a)    Performance measures established by the Committee shall be consistent with Section 4.4 of the Plan. The Committee establishes (i) “Target” and “Stretch” goals during the Performance Period and (ii) the designated amount of the Award that may be received by a Participant based upon the achievement of each such goal during the Performance Period, all as more fully described in Subparagraphs 4(b) through 4(c) below. The amount of the Award that may be received by the Participant if the Target goal is reached is equal to the amount set forth in Paragraph 1 above.

(b)    The Award made to Participant and subject to this Agreement as reflected in Paragraph 1 above represents Participant’s opportunity to earn the right to payment upon (i) certification by the Committee that 100% of the Target goal for the Performance Period has been met and (ii) satisfaction of all the other conditions set forth in Paragraph 5 below.

(c)    Subject to the Committee’s discretion as set forth in Subparagraph 4(d) below and to satisfaction of all other conditions set forth in Paragraph 5 below and except as otherwise determined by the Committee in its <@MeetingDate@> meeting, the actual amount of the Award earned by and payable to Participant upon certification of the performance results and satisfaction of all other conditions set forth in Paragraph 5 below will be determined based on the following ranging from 100% (at the Target goal), 200% (at the Stretch goal), and if applicable, 300% (at the Super Stretch Goal) of the amount of the Award depending on the level of performance certified by the Committee at the end of the Performance Period.

(d)    Notwithstanding (i) any other provision of this Agreement or the Plan or (ii) certification by the Committee that targets for performance at or above the Target goal have been achieved during the Performance Period, the Committee may in its sole and absolute discretion reduce, but not below zero (0), the amount of the Award payable to the Participant based on such factors as it deems appropriate, including but not limited to the Company’s performance. Accordingly, any reference in this Agreement to the Award that (i) becomes payable, (ii) may be received by a Participant or (iii) is earned by a Participant, and any similar reference, shall be understood to mean the amount of the Award that is received, payable or earned after any such reduction is made.

5.     Vesting; Legally Binding Rights.

(a)    Notwithstanding any other provision of this Agreement, a Participant shall not be entitled to any payment of the Award under this Agreement unless and until such Participant obtains a legally binding right to such Award and satisfies all applicable vesting conditions for such payment, as set forth in this Paragraph 5. Awards that do not vest on or prior to the Maturity Date, in accordance with this Paragraph 5, will be forfeited.

(b)    Except as otherwise provided in Subparagraphs 5(c) – 5(f) below and subject to the provisions of Subparagraph 4(d) above, the Participant shall vest in the Award under this Agreement only if and at the time that both of the following conditions are fully satisfied:

(i)    The Participant remains an active employee of the Company or any of its Affiliates on <@MaturityDate@> (the “Maturity Date”); and

(ii)   Except as otherwise determined by the Committee in its <@MeetingDate@> meeting, the Committee certifies that the Company has met performance targets above the Target goal as defined by the Committee for the performance period beginning <@BeginDate@> and ending <@EndDate@> (the “Performance Period”). Certification, if any, by the Committee for the Performance Period shall be made by the Maturity Date or as soon thereafter as is administratively practicable.

(c)    If a Participant (i) dies or becomes Disabled (as defined below) prior to the Maturity Date while an active employee of the Company or any of its Affiliates, and (ii) the Committee certifies, in its sole discretion, that the performance measures for the Performance Period have been satisfied under Subparagraph 5(b)(ii) above, the Participant shall, upon such certification and as of the Maturity Date, vest in that portion of the Award the Participant would otherwise have received for the Performance Period in accordance with Subparagraphs 4(a) through 4(d) above, if any, as determined by the Committee in its sole discretion. The amount of such Award will be prorated to reflect that portion of the Performance Period prior to such Participant’s ceasing to be an active employee of the Company and its Affiliates. The pro rata Award in which the Participant may become vested in such case shall equal the amount determined by multiplying (A) the amount the Participant would otherwise have received for the Performance Period, determined as described above, times (B) a fraction, the numerator of which is the number of full and partial months in the period that begins with the month following the month that contains the Effective Date and ends on (and includes) the date the Participant ceases being an active employee of the Company and its Affiliates, and the denominator of which is the total number of full and partial months in the period that begins with the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date.

(d)    As used in this Agreement, the terms “Disabled,” “Separation from Service” and “Affiliate” shall have the following respective meanings:

(i)    A Participant shall be considered Disabled if such Participant (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer. Notwithstanding the foregoing, all determinations of whether a Participant is Disabled shall be made in accordance with the definition of such term under Treasury Regulation § 1.409A-3(i)(4), as it may be amended from time to time.

(ii)    “Separation from Service” means a Participant’s termination or deemed termination from employment with the Company and its Affiliates (as defined in (iii) below). For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with his or her employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for his or her employer. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, and such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period. For purposes of this Agreement, a Separation from Service will be deemed to occur on the date as of which the facts and circumstances indicate either that, after such date: (A) the Participant and the Company reasonably anticipate the Participant will perform no further services for the Company and its Affiliates (whether as an employee or an independent contractor) or (B) that the level of bona fide services the Participant will perform for the Company and its Affiliates (whether as an employee or independent contractor) will permanently decrease to no more than twenty (20%) of the average level of bona fide services performed by the Participant over the immediately preceding thirty-six (36) month period or, if the Participant has been providing services to the Company and its Affiliates for less than thirty-six (36) months, the full period over which the Participant has rendered services, whether as an employee or independent contractor. Notwithstanding the foregoing, all determinations of whether a Participant has incurred a “Separation from Service” shall be made in accordance with the definition of such term under Treasury Regulation § 1.409A-1(h), as it may be amended from time to time.

(iii)     As used in this Agreement, “Affiliate” means all persons with whom the Company would be considered a single employer under Section 414(b) of the Code, and all persons with whom such person would be considered a single employer under Section 414(c) of the Code.

(e)    If a Participant experiences a Separation from Service prior to the Maturity Date, the following vesting rules will apply:

(i) If such Separation from Service occurs within two years following a Change in Control, either voluntarily for Good Reason or involuntarily (other than due to Cause), the Participant shall vest in an Award equal to the amount of the Award that would otherwise be received by the Participant upon achievement of the Target goal.

(ii)    If (A) such Separation from Service is involuntary (other than due to Cause) and not described in Subparagraph 5(e)(i) above, (B) the Participant either receives benefits under a severance pay plan or program maintained by the Company or receives benefits under a separation agreement with the Company with respect to such Separation from Service, and (C) the Committee certifies, in its sole discretion, that the performance measures for the Performance Period have been satisfied under Subparagraph 5(b)(ii) above, the Participant shall, on the date of such certification and as of the Maturity Date, become vested in the Award the Participant would otherwise have received for the Performance Period in accordance with Paragraph 4 above, if any, as determined by the Committee in its sole discretion. The amount of such Award will be pro-rated to reflect that portion of the Performance Period prior to the Participant’s ceasing to be an active employee of the Company and its Affiliates. The pro rata amount of the Award which may become vested in such case shall equal the amount determined by multiplying (1) the amount of the Award the Participant would otherwise have received for the Performance Period, determined as described above, times (2) a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that includes the Effective Date and ends on (and includes) the date the Participant ceases being an active employee of the Company and its Affiliates, and the denominator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date.

(iii)    If (A) such Separation from Service is involuntary (other than due to Cause), not described in Subparagraph 5(e)(i) or (ii) above, and is due to a sale of a business or the outsourcing of any portion of a business engaged in by the Company or any of its Affiliates, (B) the Company or any of its Affiliates fails to make an offer of comparable employment to the Participant, as defined in a severance plan or program maintained by the Company, and (C) the Committee certifies, in its sole discretion, that the performance measures for the Performance Period have been satisfied under Subparagraph 5(b)(ii) above, the Participant shall, on the date of such certification and as of the Maturity Date, become vested in the Award the Participant would otherwise have received for the Performance Period in accordance with Paragraph 4, if any, as determined by the Committee in its sole discretion. The amount of such Award will be pro-rated to reflect that portion of the Performance Period prior to the Participant’s ceasing to be an active employee of the Company and its Affiliates. The pro rata amount of the Award in which the Participant may become vested on, but not prior to, the Maturity Date in such case shall equal the amount determined by multiplying (1) the amount of the Award the Participant would otherwise have received for the Performance Period, determined as described above, times (2) a fraction, the numerator of which is the number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the date the Participant ceases being an active employee of the Company and its Affiliates, and the denominator of which is the total number of full and partial months in the period that begins the month following the month that contains the Effective Date and ends on (and includes) the Maturity Date. For purposes of this Subparagraph 5(e)(iii), a Termination of Affiliation shall constitute an involuntary Separation from Service.

(f)    If, in the event of a Change in Control, if the acquiring or surviving company does not assume or continue this Award or does not provide an equivalent award(s) of substantially the same value, the Participant shall, immediately prior to the Change in Control, vest in the right to receive the Award that would otherwise be received by the Participant upon achievement of the Target goal.

6.    Payment of Award.

(a)
(i) The payment date for the Award in which a Participant becomes vested pursuant to Subparagraph 5(e)(i) above shall be the thirtieth (30th) day after such Participant’s Separation from Service, provided that if the Participant was a “key employee” within the meaning of Section 409A(a)(B)(i) of the Code immediately prior to his or her Separation from Service, payment shall not be made sooner than the earlier to occur of the following: (i) the date that is six (6) months following the date of such Separation from Service; and (ii) the date of the Participant’s death.

(ii) For purposes of this Subparagraph 6(a), “key employee” means an employee designated on an annual basis by the Company as of December 31 (the “Key Employee Designation Date”) as an employee meeting the requirements of Section 416(i) of the Code utilizing the definition of compensation under Treasury Regulation § 1.415(c)-2(d)(2). A Participant designated as a “key employee” shall be a “key employee” for the entire twelve (12) month period beginning on April 1 following the Key Employee Designation Date. Notwithstanding the foregoing, the term “key employee” will be defined in accordance with Treasury Regulation § 1.409A-1(i), as amended from time to time.

(b)    Any Award in which a Participant becomes vested pursuant to Paragraph 5 above, other than under Subparagraph 5(e)(i) , shall be paid during the calendar year containing the Maturity Date.

(c)    The Company will be entitled to deduct any federal, state, local or foreign income tax withholding or employment taxes as necessary from the Award.

7.    Other Provisions.

(a)    The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

(b)    The Participant agrees and understands that, subject to the limit expressed in clause (iii) of the following sentence, amounts otherwise payable under this Agreement, including without limitation any amounts payable to a deceased Participant’s beneficiary(ies), may be held as collateral for monies he/she owes to Company or any of its Affiliates, including but not limited to personal loan(s), Company credit card debt, relocation repayment obligations, or benefits from any plan that provides for pre-paid educational assistance. In addition, the Company may deduct from any payment to the Participant under this Agreement, or from any payment to his or her beneficiaries in the case of the Participant’s death, amounts intended to satisfy such debt, in whole or in part, provided that (i) such debt is incurred in the ordinary course of the employment relationship between the Company or any of its Affiliates and the Participant, (ii) the aggregate amount of any such debt-related collateral held or deduction made in any taxable year of the Company with respect to the Participant does not exceed $5,000, and (iii) the deduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(c)    The Participant acknowledges that this Award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

(d)    The Award or the Participant’s interest in a potential future Award, may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered at any time prior to both (i) the Participant’s becoming vested in the Award and (ii) payment of the Award under this Agreement.

(e)    If the Participant at any time forfeits any or all of the Award pursuant to this Agreement, the Participant agrees that all of the Participant’s rights to and interest in such Award issuable thereunder shall terminate upon forfeiture without payment of consideration.

(f)    The Committee shall determine, in its sole discretion, whether an event has occurred resulting in the forfeiture of the Award under this Agreement. All such determinations of the Committee shall be final and conclusive.

(g)    With respect to the right to receive payment under this Agreement, nothing contained herein shall give the Participant any rights that are greater than those of a general creditor of the Company.

(h)    The obligations of the Company under this Agreement are unfunded and unsecured. Each Participant shall have the status of a general creditor of the Company with respect to amounts due, if any, under this Agreement.

(i)    The parties to this Agreement intend that payments made hereunder will be either exempt from, or meet the requirements of, Section 409A of the Code, and the Agreement shall be interpreted in a manner consistent with such intent. If it is determined that any provision in this Agreement would result in the imposition of an applicable tax or penalty under Section 409A of the Code and related guidance issued by the Internal Revenue Service, the Agreement may be reformed by the Company, in its sole discretion, to avoid potential imposition of the applicable tax or penalty. No action taken to comply with Section 409A of the Code shall be deemed to adversely affect the Participant’s rights (or the rights of any other person claiming by, through or under the Participant) under this Agreement or to require the Participant’s consent; provided, however, that neither the Company nor any of its officers, employees, or agents shall have any liability if the Agreement is not reformed as described above.

(j)    The Participant hereby automatically becomes a party to this Agreement whether or not he or she accepts the Award electronically or in writing in accordance with procedures of the Committee, its delegates or agents.

(k)    Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time, nor confer upon the Participant the right to continue in the employ of the Company and/or an Affiliate.

(l)    The Participant hereby acknowledges that nothing in this Agreement shall be construed as requiring the Committee to recognize a domestic relations order with respect to this Award.

8.    Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention: Scott Graybill. Notices shall become effective upon their receipt by the Company if delivered in the foregoing manner.

9.    Forfeiture and Clawback. Notwithstanding any other provision of the Plan or this Agreement to the contrary, by accepting the Award represented by this Agreement, the Participant acknowledges that any incentive-based compensation paid to the Participant hereunder may be subject to recovery by the Company under any clawback policy that the Company may adopt from time to time, including without limitation any policy that the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Participant further agrees to promptly return any such incentive-based compensation which the Company determines it is required to recover from the Participant under any such clawback policy.

10.    Tax Consultation. The Participant understands he or she may incur tax consequences as a result of the Award. The Participant hereby acknowledges that he or she is liable for any and all such tax consequences and is responsible for determining whether to consult his or her personal tax and/or financial consultant(s) in connection with the acquisition of the Award. The Participant further acknowledges that he or she is not relying, and will not rely, on the Company for any tax advice.

THE WILLIAMS COMPANIES, INC.

By:_________________________
Alan S. Armstrong
President and CEO

By: __________________________
Participant: <@Name@>